Exhibit 99.1

Two Bethesda Metro Center
14th Floor
Bethesda MD 20814
(301) 951-6122
(301) 654-6714 Fax
Info@AmericanCapital.com
www.AmericanCapital.com

FOR IMMEDIATE RELEASE

June 30, 2010

Contact:

Investors – (301) 951-5917

AMERICAN CAPITAL REPORTS REMOVAL OF “GOING CONCERN” PARAGRAPH

IN AUDIT OPINION AND PROVIDES CLARIFICATION ON DIVIDEND LIMITATIONS

Bethesda, MD – June 30, 2010 – American Capital Ltd. (NASDAQ: ACAS) (the “Company”) announced today that, following the restructuring of its unsecured revolving line of credit facility and acceptance and closing of private exchange offers for its public and private notes completed on June 28, 2010, its independent registered public accounting firm has updated its audit report to remove the “going concern” paragraph related to the Company’s financial statements as of and for fiscal year ended December 31, 2009. This revised opinion thereon was filed with the Securities and Exchange Commission on a Form 8-K on June 30, 2010.

Also, the Company clarified certain statements made on its June 28, 2010 conference call regarding the provisions of its new credit agreement and note indenture related to the payment of dividends by the Company. As indicated during the call, under these agreements, the Company is currently limited to paying only those dividends necessary for the Company to maintain its status as a regulated investment company under the Internal Revenue Code and those dividends must be paid with the capital stock of the company to the extent permitted by applicable law. However, these agreements also provide that there will be no limitations on the Company’s ability to pay dividends, in cash or otherwise, if certain conditions are met in the future, including that the Company satisfies the 200% asset coverage requirement set forth in the Investment Company Act of 1940, as amended, the Company is in pro forma compliance with certain financial covenants, there are no defaults under the agreements and the amount of debt outstanding under the agreements is less than $1.4 billion.

For further information, please contact Investor Relations at (301) 951-5917 or IR@AmericanCapital.com.

Boston ¡ Chicago ¡ Dallas ¡ Hong Kong ¡ London ¡

New York ¡ Paris ¡ Washington, D.C.

American Capital

June 30, 2010

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has $14 billion in capital resources under management and eight offices in the U.S., Europe and Asia. American Capital and its affiliates will consider investment opportunities from $5 million to $100 million. For further information, please refer to www.AmericanCapital.com.

This press release contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions or changes in the conditions of the industries in which American Capital has made investments.

Boston ¡ Chicago ¡ Dallas ¡ Hong Kong ¡ London ¡

New York ¡ Paris ¡ Washington, D.C.